Exhibit 10.1

PURCHASE AND SALE AGREEMENT
between
EMCORE CHICAGO INERTIAL CORPORATION,
a Delaware corporation,
and
HSRE FUND VII HOLDING COMPANY, LLC,
a Delaware limited liability company
November 1, 2022

8412 West 185th Street, Tinley Park, Illinois
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THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into this 1st day of November, 2022 (the “Effective Date”), by and between EMCORE CHICAGO INERTIAL CORPORATION, a Delaware corporation (“Seller”), and HSRE FUND VII HOLDING COMPANY, LLC, a Delaware limited liability company (“Buyer”).
1.SALE. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, on the terms and conditions set forth in this Agreement, all of the following (collectively, the “Property”): (a) the land described in Exhibit A attached hereto (the “Land”), together with all rights, easements and interests appurtenant thereto, including, but not limited to, any streets or other public ways adjacent to the Land and any water or mineral rights owned by, or leased to, Seller; (b) all improvements located on the Land, including, but not limited to that certain building commonly known as 8412 West 185th Street, Tinley Park, Illinois (the “Building”), and all other structures, systems, and utilities associated with, and utilized by Seller in, the ownership and operation of the Land and the Buildings (all such improvements being collectively referred to as the “Improvements”); (c) all, if any, warranties, permits, approvals, reports, studies, surveys and other comparable analysis, depictions or examinations of the Land and/or the Improvements (collectively, the “Intangibles”); and (d) those of the operating contracts and service contracts and other comparable agreements (the “Contracts”) delivered by Seller to Buyer as part of the Documents (as hereinafter defined) that Buyer expressly elects to assume pursuant to Section 8.2 hereof.
2.PURCHASE PRICE.
2.1.Purchase Price. The total purchase price to be paid to Seller by Buyer for the Property shall be $10,900,000.00 (the “Purchase Price”).
2.2.Earnest Money. No later than two (2) business days after the Effective Date, Buyer shall deposit the sum of $250,000.00 as its earnest money deposit (the “Earnest Money”) in an escrow with First American Title Insurance Company (the “Title Company”), having its office at 601 Travis, Suite 1875, Houston, TX 77002, Attn: Lisa Aguilar, phone: (713) 850-0455, e-mail: lgaguilar@firstam.com (“Escrowee”). The Earnest Money, together with all interest earned thereon, is hereinafter referred to as the “Deposit.” If Seller and Buyer complete the purchase and sale of the Property in accordance with this Agreement, the Deposit shall be applied against the Purchase Price at Closing.
3.CLOSING. The purchase and sale contemplated herein shall be consummated at a closing (“Closing”) to take place by mail through an escrow with the Title Company on the basis of a “deed and money” escrow closing. The Closing shall occur on December 12, 2022, or at such other time as the parties may agree upon in writing (the “Closing Date”). The Closing shall be effective as of 12:01 A.M. on the Closing Date.
4.PROPERTY INSPECTION.
4.1.Due Diligence Period. During the period commencing on the Effective Date to 5:00 p.m. Central Time on December 1, 2022 (the “Due Diligence Period”), Buyer shall have the right, at Buyer’s sole cost and expense, to conduct a Due Diligence Inspection (hereinafter defined). If Buyer, in its sole and absolute discretion, determines that the results of any inspection, test or examination do not meet Buyer’s criteria for the purchase, financing or operation of the Property in the manner contemplated by Buyer, or if Buyer, in its sole discretion, otherwise determines, for any or no reason, that the Property is unsatisfactory to it or that Buyer does not wish to proceed with the acquisition of the Property, then Buyer may terminate this Agreement by written notice to Seller, given prior to the expiration of the Due Diligence Period, whereupon the Deposit shall be immediately returned to Buyer and neither party shall have any further obligation or liability under this Agreement except as otherwise expressly provided hereunder.
4.2.Due Diligence Documents. On or prior to the Effective Date, Seller shall deliver to Buyer all of the agreements, documents, contracts, information, records, reports and other items described in Exhibit B attached hereto (the “Documents”) that are in its possession or reasonable control. The Documents shall

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be treated as confidential information by Buyer; provided, however, that (a) Buyer may disclose the Documents to Buyer’s agents, attorneys, accountants, consultants, brokers, employees, officers, directors, partners, managers, members, prospective lenders, and prospective partners (collectively, the “Related Parties”) in connection with the potential acquisition of the Property, and (b) the following materials and information shall not be subject to the confidentiality obligations set forth herein: (i) information which is or becomes generally available to the public other than as a result of a wrongful disclosure by Buyer; (ii) information which reasonably can be demonstrated to be known to Buyer or a Related Party prior to its disclosure hereunder; (iii) information which becomes available to Buyer or a Related Party on a non-confidential basis from sources other than Seller; and (iv) information which Buyer or a Related Party may be compelled to disclose by court order or applicable law.
4.3.Due Diligence Inspections. During the Due Diligence Period and thereafter through Closing or the earlier termination of this Agreement, Buyer and the Related Parties shall be entitled to conduct a “Due Diligence Inspection,” which includes the rights to: (i) enter upon the Land and Improvements, with at least twenty-four (24) hours prior notice to Seller, during normal business hours on business days, to perform inspections and tests of the Land and the Improvements and environmental studies and investigations of the Land and the Improvements (subject to Section 4.4 below); (ii) examine and copy any and all books, records, correspondence, financial data, and all other Documents and matters, public or private, maintained by Seller or its agents, and relating to receipts and expenditures pertaining to the Property and/or Tenant (hereinafter defined); (iii) make investigations with regard to zoning, environmental, building, code and other legal requirements; and (iv) make or obtain market studies and real estate tax analyses. In the event this Agreement is terminated for any reason other than a default by Seller, Buyer shall, promptly after such termination, provide Seller with copies of all final written reports, investigations and studies that are prepared, conducted or made by, for or on behalf of Buyer by third parties (and such shall be delivered to Seller without any representation or warranty whatsoever as to its contents, completeness or otherwise by Buyer), other than economic analyses, internal memoranda or those reports, opinions, investigations or studies that are privileged (and Buyer’s obligation to deliver or return the foregoing shall survive the expiration or termination of this Agreement).
4.4.Environmental Testing. Buyer shall not conduct, nor allow any Related Party to conduct, any intrusive physical or environmental testing, inspection or investigation of the Property (e.g., core samplings), and nothing contained in this Agreement shall be deemed to grant Buyer any right of access to conduct intrusive physical or environmental testing, inspection or investigation of the Property, without first obtaining Seller’s prior written consent (which may be withheld in Seller’s sole discretion) and, upon request of Seller, entering into an additional agreement with respect thereto in a form reasonably acceptable to Seller. Prior to performing any environmental tests or studies on the Property beyond the scope of work generally performed in a “Phase I” environmental property assessment study, Buyer shall notify Seller of the scope of work intended to be performed and shall provide Seller an opportunity to confer, either directly or through Seller’s consultants, with Buyer’s environmental consultants in order to determine whether to consent to any sampling or testing of surface or subsurface soils, surface water or ground water. Seller may elect to deny Buyer permission to conduct intrusive testing or other inspections of the soils, surface water or ground water based on Seller’s determination, in its sole discretion, that such inspections are inadvisable
4.5.Due Diligence Insurance and Indemnity. In the event that, as a result of the actions taken by Buyer or its agents, representatives and consultants at the Property as part of the Due Diligence Inspection, any physical damage occurs to the Property, then Buyer shall promptly repair such damage at Buyer’s sole cost and expense; provided, however, that Buyer shall have no obligation to repair any damage to the extent caused by Seller’s negligence or misconduct, to remediate, contain, abate, restore or control any latent condition discovered by Buyer (as long as Buyer takes reasonable steps not to exacerbate such condition once discovered by Buyer). Buyer hereby indemnifies and agrees to protects, defend (with counsel reasonably acceptable to Seller) and hold harmless Seller and Seller’s members, employees, licensees, contractors, agents and invitees from and against any and all losses, injuries, damages, claims, liens, causes of action, judgments, demands, liabilities, penalties, costs and expenses (including reasonable fees of attorneys) (collectively, “Losses”) actually incurred in connection with or

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arising directly or indirectly out of or in any way connected with (i) Buyer’s Due Diligence Inspections of the Property, or (ii) any act or omission by Buyer or the Related Parties in connection with such Due Diligence Inspections, but expressly excluding Losses arising out of latent defects, the displacement or disturbance of pre-existing conditions, the negligence or misconduct of Seller, or any diminution in value in the Property arising from, or related to, matters discovered by Buyer during its investigation of the Property. Furthermore, during its performance of any investigations at the Land, Buyer shall maintain (a) commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $2,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker’s compensation insurance for all of its employees and Buyer shall provide Seller with written evidence of the same. The requirement to carry the insurance specified in the preceding sentence may be satisfied through Buyer’s or its affiliates’ blanket or umbrella insurance policies. Buyer agrees to keep the Property free and clear of any liens that may arise as a result of Buyer’s activities and those of its agents, consultants and contractors at or on the Property. All activities undertaken in connection with Buyer’s due diligence activities shall fully comply with applicable laws and regulations, including laws and regulations relating to worker safety, and with Seller’s reasonable security procedures.
5.TITLE AND SURVEY MATTERS.
5.1.Title and Survey. At Closing, Seller agrees to deliver to Buyer a special warranty deed (the “Deed”), in recordable form, conveying the Land and the Improvements to Buyer or Buyer’s assignee or designee, free and clear of all liens, claims and encumbrances except for the Permitted Exceptions (as hereinafter defined). Buyer shall obtain, at Seller’s sole cost, and deliver to Seller a commitment (the “Title Commitment”) issued by the Title Company, for an owner’s title insurance policy insuring Buyer (the “Title Policy”), ALTA Policy Form B-2006, with extended form coverage, in the full amount of the Purchase Price. Buyer shall, at Seller’s sole cost, order an ALTA, as-built survey of the Land and the Improvements located thereon (the “Survey”).
5.2.Liquidated Defects. On or prior to Closing, Seller shall be unconditionally obligated to cure or remove the following items (the “Liquidated Defects”), whether described in the Title Commitment, or first arising or first disclosed by the Title Company (or otherwise) to Buyer after the date of the Title Commitment, and whether or not raised in a Title Objection Notice (defined below): (a) liens securing a mortgage, deed of trust or trust deed evidencing an indebtedness of Seller; (b) judgment liens against Seller or its managing agent; (c) tax liens; (d) broker’s liens based on the written agreement of Seller or its managing agent; and (e) any mechanics liens that are based upon a written agreement between either (x) the claimant (a “Contract Claimant”) and Seller or its managing agent, or (y) the Contract Claimant and any other contractor, supplier or materialman with which Seller or its managing agent has a written agreement. Notwithstanding anything to the contrary set forth herein, if, prior to Closing, Seller fails to so cure or remove all Liquidated Defects, then Buyer may either (1) exercise all of its rights and remedies under Section 15.1; or (2) proceed to Closing with title to the Property as it then is, with the right to deduct from the Purchase Price a sum equal to the aggregate amount necessary to cure or remove (by endorsement or otherwise, as reasonably determined by Buyer, acting in good faith) the Liquidated Defects.
5.3.Title Review Period. Additionally, Buyer shall have until November 26, 2022 (the “Title Review Period”) to review the Title Commitment and Survey and deliver in writing to Seller such objections thereto (the “Title Objection Notice”) specifying any lien, claim, encumbrance, restriction, covenant, condition, exception to title or other matter disclosed by the Title Commitment, and the Survey that is not a Liquidated Defect (“Other Defects”). Seller shall be obligated to advise Buyer in writing (“Seller’s Cure Notice”) within five (5) business days after Buyer delivers the Title Objection Notice, which (if any) of the Other Defects specified in the Title Objection Notice Seller is willing to cure (the “Seller’s Cure Items”). If Seller delivers the Seller’s Cure Notice, and identifies any Seller’s Cure Items, Seller shall be unconditionally obligated to cure or remove the Seller’s Cure Items prior to the Closing. In the event that Seller fails to timely deliver a Seller’s Cure Notice, or in the event that Seller’s Cure Notice (specifying Seller’s Cure Items) does not include each and every Other Defect specified in the Title Objection Notice,

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then Buyer may either (A) elect to terminate this Agreement by written notice to Seller, in which event the Deposit shall be immediately returned to Buyer and neither party shall have any further obligation or liability under this Agreement except as otherwise expressly provided hereunder, or (B) proceed to Closing, accepting title to the Property subject to those Other Defects not included in Seller’s Cure Notice. For purposes of this Agreement, the term, “Permitted Exceptions,” shall mean both (i) all liens, claims, encumbrances, restrictions, covenants, conditions, matters or exceptions of record (other than Liquidated Defects) that are set forth in the Title Evidence, but not objected to by Buyer in a Title Objection Notice; and (ii) any Other Defects that Seller elects, or is deemed to have elected, not to cure, but despite which, pursuant to (B) above, Buyer nevertheless elects to close.
5.4.New Title Defects. Seller shall cause the Title Company to provide to Buyer supplemental reports to the Title Commitment (together with copies of any instruments constituting exceptions which are identified therein) covering any additions or deletions from the date of the Title Commitment through the Closing Date. Buyer shall have five (5) days following the receipt of a supplemental report and/or any supplement to the Survey (but not later than the Closing Date) to notify Seller in writing of its disapproval of any new Other Defect contained in such supplemental report and/or Survey. Following any disapproval by Buyer, Buyer and Seller shall have the same rights and duties with respect to disapproved items as is provided in Section 5.3; except that in no event shall the period for notice and response extend beyond the Closing Date.
6.“AS IS” SALE.

Prior to the Closing: (i) Buyer has or will have conducted all such Due Diligence Inspections, investigations, tests, analyses, appraisals and evaluations of the Property (including for Hazardous Materials, as defined below) as Buyer considers necessary or appropriate; and (ii) Seller has or shall make available to Buyer, and otherwise allow Buyer access to, copies of the Documents.

Prior to the Closing, Buyer has or will have reviewed, examined, evaluated and verified all of the Documents and the results of the Due Diligence Investigations to the extent it deems necessary or appropriate with the assistance of such experts as Buyer deemed appropriate.
Prior to the Closing, Buyer: (i) is or will be familiar with the physical condition of the Property; (ii) has or will have completed its due diligence with respect to the Property and the Documents to its satisfaction; (iii) is or will be acquiring the Property based exclusively upon its own investigations and inspections of the Property and the Documents, except for the representations, warranties and covenants of Seller expressly provided herein and/or in any of the documents delivered at Closing; (iv) is experienced in the acquisition of real property similar to the Property; (v) has been and will continue to be represented by advisors and consultants (including counsel) of its choice in the transaction contemplated by this Agreement; and (vi) recognizes the risks of acquiring and owning the Property and that an allocation of risk is intended by this Agreement.
THE PROPERTY IS BEING SOLD, AND BUYER IS ACCEPTING POSSESSION OF THE PROPERTY ON THE CLOSING DATE, “AS IS, WHERE IS, WITH ALL FAULTS,” WITH NO RIGHT OF SETOFF OR REDUCTION IN THE PURCHASE PRICE EXCEPT FOR SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY PROVIDED IN THIS AGREEMENT THAT SURVIVE CLOSING AND/OR EXPRESSLY SET FORTH IN ANY OF THE DOCUMENTS DELIVERED AT CLOSING (COLLECTIVELY, THE “SELLER WARRANTIES AND COVENANTS”). NONE OF SELLER, ITS COUNSEL OR BROKERS, NOR ANY PARTNER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE, AGENT OR ATTORNEY OF SELLER, ITS COUNSEL OR BROKER NOR ANY OTHER PARTY RELATED IN ANY WAY TO ANY OF THE FOREGOING (ALL OF WHICH PARTIES ARE HEREIN COLLECTIVELY CALLED THE “SELLER PARTIES”) HAVE OR SHALL BE DEEMED TO HAVE MADE ANY VERBAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTEES (WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) TO BUYER WITH RESPECT TO THE PROPERTY, ANY MATTER SET FORTH, CONTAINED OR ADDRESSED IN THE DOCUMENTS RELATING

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TO THE PROPERTY (INCLUDING, BUT NOT LIMITED TO, THE ACCURACY AND COMPLETENESS THEREOF) OR THE RESULTS OF BUYER’S INVESTIGATIONS OF THE PROPERTY, EXCEPT FOR SELLER’S WARRANTIES AND COVENANTS.
BUYER HAS OR WILL HAVE HAD THE OPPORTUNITY TO CONDUCT TESTS AND INSPECTIONS TO CONFIRM INDEPENDENTLY ALL INFORMATION THAT BUYER CONSIDERS MATERIAL TO ITS PURCHASE OF THE PROPERTY OR THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT. EXCEPT FOR SELLER’S WARRANTIES AND COVENANTS, BUYER IS NOT RELYING ON (AND SELLER AND EACH OF THE OTHER SELLER PARTIES DOES HEREBY DISCLAIM AND RENOUNCE) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER OR ANY OTHER SELLER PARTY, AS TO: (i) THE OPERATION OF THE PROPERTY OR THE INCOME POTENTIAL, USES, OR MERCHANTABILITY OR FITNESS OF ANY PORTION OF THE PROPERTY FOR A PARTICULAR PURPOSE; (ii) THE PHYSICAL CONDITION WHETHER VISIBLE OR NOT, OF THE PROPERTY OR THE CONDITION OR SAFETY OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, SOILS AND GEOLOGY, INCLUDING HAZARDOUS MATERIALS, LOT SIZE, OR SUITABILITY OF THE PROPERTY FOR A PARTICULAR PURPOSE; (iii) THE PRESENCE OR ABSENCE, LOCATION OR SCOPE OF ANY HAZARDOUS MATERIALS IN, AT, OR UNDER THE PROPERTY; (iv) THE ACCURACY OF ANY STATEMENTS, CALCULATIONS OR CONDITIONS STATED OR SET FORTH IN SELLER’S BOOKS AND RECORDS CONCERNING THE PROPERTY OR SET FORTH IN ANY OF SELLER’S OFFERING MATERIALS WITH RESPECT TO THE PROPERTY; (v) THE OPERATING PERFORMANCE, THE INCOME AND EXPENSES OF THE PROPERTY OR THE ECONOMIC STATUS OF THE PROPERTY; (vi) THE ABILITY OF BUYER TO OBTAIN ANY AND ALL NECESSARY GOVERNMENTAL APPROVALS OR PERMITS FOR BUYER’S INTENDED USE AND DEVELOPMENT OF THE PROPERTY; AND (vii) SELLER’S OWNERSHIP OF ANY PORTION OF THE PROPERTY.
EXCEPT FOR THE SELLER’S WARRANTIES AND COVENANTS, BUYER, FOR BUYER AND BUYER’S CORPORATE SUCCESSORS AND PERMITTED ASSIGNS UNDER THIS AGREEMENT, HEREBY RELEASES SELLER AND THE OTHER SELLER PARTIES, AND THEIR CORPORATE SUCCESSORS AND PERMITTED ASSIGNS UNDER THIS AGREEMENT FROM, AND WAIVES ALL CLAIMS AND LIABILITY, INCLUDING ENVIRONMENTAL LIABILITY (DEFINED BELOW), AGAINST SELLER AND THE OTHER SELLER PARTIES, AND THEIR CORPORATE SUCCESSORS AND PERMITTED ASSIGNS UNDER THIS AGREEMENT FOR OR ATTRIBUTABLE TO THE FOLLOWING:
(i)ANY AND ALL STATEMENTS OR OPINIONS HERETOFORE OR PRIOR TO CLOSING MADE, OR INFORMATION FURNISHED PRIOR TO CLOSING, BY THEM TO BUYER OR ITS AGENTS OR REPRESENTATIVES, AND
(ii)ANY PHYSICAL OR ENVIRONMENTAL CONDITION AT THE PROPERTY FIRST ARISING AND ACCRUING PRIOR TO SELLER’S ACQUISITON OF THE LAND AND NOT CAUSED OR EXACERBATED BY SELLER OR ANY OTHER SELLER PARTY OR THEIR SUCCESSORS OR ASSIGNS, INCLUDING, WITHOUT LIMITATION, CLAIMS OR LIABILITIES RELATING TO THE PRESENCE, DISCOVERY OR REMOVAL OF ANY HAZARDOUS MATERIALS IN, AT, ABOUT OR UNDER THE PROPERTY, OR FOR, CONNECTED WITH OR ARISING OUT OF ANY AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON ENVIRONMENTAL LAW.
ONCE CLOSING HAS OCCURRED, EXCEPT FOR THE SELLER’S WARRANTIES AND COVENANTS, BUYER RELEASES (BUT DOES NOT INDEMNIFY) SELLER AND THE OTHER SELLER PARTIES FROM LIABILITY FOR ANY LATENT DEFECTS AND FROM ANY LIABILITY FOR ENVIRONMENTAL LIABILITIES AFFECTING THE PROPERTY, INCLUDING LIABILITY UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION,

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AND LIABILITY ACT, THE RESOURCE CONSERVATION AND RECOVERY ACT, AND ANY OTHER ENVIRONMENTAL LAWS, IN EACH CASE ONLY TO THE EXTENT FIRST ARISING AND ACCRUING PRIOR TO SELLER’S ACQUISITION OF THE LAND AND NOT CAUSED OR EXACERBATED BY SELLER OR ANY OTHER SELLER PARTY OR THEIR SUCCESSORS OR ASSIGNS.
As used herein “Environmental Law” means any federal, state or local statute, law, ordinance, regulation, rule, code, order, consent decree or judgment, and any permits, approvals, licenses, registrations, filings and authorizations, in each case in existence as of the Closing Date, relating to pollution or protection of the environment, the impact of Hazardous Materials on property, health or safety or the use or release of Hazardous Materials. As used herein “Environmental Liability” means any claim, demand, order, suit, obligation, liability, cost (including, without limitation, the cost of any investigation, testing, compliance or remedial action), consequential damages, loss or expense (including attorneys’ and consultants’ fees and expenses) arising out of, relating to or resulting from any Environmental Law, the presence, use or release of any Hazardous Materials or environmental, health or safety matter or condition, including natural resources, and related in any way to the Property or to this Agreement or its subject matter, in each case, only to the extent first arising and accruing prior to Seller’s acquisition of the Land. As used herein “Hazardous Materials” means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, urea formaldehyde foam insulation, lead-based paint, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste, or words of similar import, under any Environmental Law.
NOTHING CONTAINED IN THIS SECTION 6 SHALL IN ANY MANNER (i) AFFECT OR LIMIT ANY OF THE TERMS OF THE LEASE OR THE OBLIGATIONS, COVENANTS, INDEMNITIES AND LIABILITIES OF SELLER, AS TENANT, UNDER THE NEW LEASE, AND THE RIGHTS AND REMEDIES OF BUYER, AS LANDLORD, UNDER THE NEW LEASE, (ii) AFFECT OR LIMIT ANY OF THE TERMS OF THE LEASE GUARANTY OR THE OBLIGATIONS, COVENANTS, INDEMNITIES AND LIABILITIES OF GUARANTOR UNDER THE GUARANTY, AND THE RIGHTS AND REMEDIES OF BUYER, AS LANDLORD, UNDER THE GUARANTY, (iii) APPLY TO ANY CONDITIONS FIRST ARISING FOLLOWING CLOSING OR (iv) APPLY TO THE OCCUPANCY OR USE OF THE PROPERTY BY SELLER OR ANY SELLER PARTY FOLLOWING CLOSING.
This Section 6 shall survive the Closing.
7.SELLER’S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Buyer that the following matters are true as of the Effective Date and shall be true as of the Closing Date (the “Seller Representations”):
7.1.Documents. To Seller’s actual knowledge, Seller has delivered to Buyer true and complete copies of the Documents in its possession or reasonable control.
7.2.Contracts. There are no contracts of any kind relating to the management, leasing, operation, maintenance or repair of the Property, except the Contracts. Seller has not received any written notice alleging that it has failed to timely perform all of the obligations required to be performed by it, nor alleging that Seller is otherwise in default under, any of such Contracts. Seller has delivered to Buyer complete copies of all Contracts and all commission agreements pursuant to which a leasing commission or finder’s fee may be due and payable after Closing in connection with any Lease (the “Commission Agreements”).
7.3.Environmental Matters. Except as disclosed in the Documents delivered by Seller to Buyer pursuant to Section 4.2, Seller has not received any written notice of any pending or threatened claims, complaints, notices, correspondence or requests for information received by Seller with respect to any violation or alleged violation of any Environmental Law, any releases of Hazardous Materials or with

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respect to any corrective or remedial action for, or cleanup of, the Property or any portion thereof. Seller has not transported, disposed of or treated, or arranged for the transportation, disposal or treatment of, any Hazardous Materials from, at or to the Property in violation of Environmental Law. To Seller’s actual knowledge, there are no underground storage tanks at the Property.
7.4.Compliance with Laws and Codes. Seller has not received any written notice advising or alleging that, and Seller has no actual knowledge that, the entirety of the Property (including the Improvements), and the use and operation thereof, are not in compliance with all applicable municipal and other governmental laws, ordinances, rules, regulations, codes (including Environmental Laws), licenses, permits and authorizations, and there are presently and validly in effect all licenses, permits and other authorizations necessary for the use, occupancy and operation of the Property as it is presently being operated, except for that certain correspondence dated September 13, 2022, from Village of Tinley Park, Community Development Department outlining repairs needed in connection with a change of owner inspection conducted at the Property (the “Village Repair Letter”).
7.5.Litigation. There are no pending, or, to Seller’s actual knowledge, threatened, judicial, municipal or administrative proceedings affecting the Property, or in which Seller is or will be a party by reason of Seller’s ownership or operation of the Property or any portion thereof, including, without limitation, proceedings for or involving collections, condemnation, eminent domain, alleged building code or environmental or zoning violations, or personal injuries or property damage alleged to have occurred on the Property or by reason of the condition, use of, or operations on, the Property. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending, or, to Seller’s actual knowledge, threatened, against Seller, nor are any of such proceedings contemplated by Seller.
7.6.Re-Zoning. Seller is not a party to, nor does Seller have any actual knowledge of, any threatened proceeding for the rezoning of the Property or any portion thereof, or the taking of any other action by governmental authorities that would have an adverse or material impact on the value of the Property or use thereof.
7.7.Authority. The execution and delivery of this Agreement, the New Lease and all documents contemplated hereunder by Seller, and the performance of this Agreement, the New Lease and all documents contemplated hereunder by Seller, have been duly authorized by Seller, and this Agreement is (and the New Lease and all documents contemplated hereunder shall, at Closing, be) binding on Seller and enforceable against Seller in accordance with its terms. No consent of any creditor, investor, judicial or administrative body, governmental authority, or other governmental body or agency, or other party to such execution, delivery and performance by Seller is required. Neither the execution of this Agreement, the New Lease and all documents contemplated hereunder nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Seller is a party or by which Seller or the Property are bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Seller and/or the Property is subject.
7.8.Real Estate Taxes. Seller has not received written notice of, and does not have any actual knowledge of, any proposed increase in the assessed valuation of the Property, other than in the ordinary course and as included in the Documents. There is not now pending, and Seller agrees that it will not, without the prior written consent of Buyer (which consent will not be unreasonably withheld or delayed), institute prior to the Closing Date, any proceeding or application for a reduction in the real estate tax assessment of the Property or any other relief for any tax year.
7.9.United States Person. Seller is a “United States Person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an “Entity Transferor” certification at Closing.

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7.10. Condemnation. Seller has not received any written notice advising it of any pending or threatened condemnation or other governmental taking proceedings affecting all or any part of the Property.
7.11. Physical Condition. Seller has not received any written notice, report or other written communication advising or alleging of the existence of any material structural or other physical defect or deficiency in the condition of the Improvements and the mechanical systems therein.
7.12. Leases. There are no leases, licenses or occupancy agreements binding upon the Property other than that certain Lease between Archive America of Illinois, Inc (“Existing Tenant”) and Seller (the “Existing Lease”).
7.13. Patriot Act. Neither Seller nor any person, group, entity or nation that Seller is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and Seller is not engaging in the transaction contemplated under this Agreement, directly or indirectly, on behalf of, or instigating or facilitating such transaction, directly or indirectly, on behalf of, any such person, group, entity or nation. Seller is not engaging in the transaction contemplated under this Agreement, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Seller have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Seller is prohibited by law or that the transaction contemplated under this Agreement is or will be in violation of law. Seller has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.
7.14. No Bankruptcy. No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to Seller’s knowledge, threatened) by or against Seller or any general partner or managing member of Seller.
7.15. ERISA. Neither the execution and delivery of this Agreement nor any of the transactions contemplated thereunder involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c) of the Code.
The Seller Representations shall survive the Closing Date and the delivery of the Deed for a period of one (1) year (the “Survival Period”). If Seller learns that any Seller Representation has become untrue in any respect or was untrue when made in any respect, Seller shall give prompt notice of the same to Buyer. Such notice shall include whether Seller is electing to take any action available to Seller that Seller deems appropriate to allow Seller to make true the Seller Representation or otherwise cure the problem with the Seller Representation, in which case, if the same is capable of being made true or cured, Seller shall have the right to postpone the Closing for up to thirty (30) days to make true or cure such Seller Representation. If Seller does not include in its notice Seller’s intent to take action or if Seller is unable to make the Seller Representation true or otherwise cure the problem therewith within the allowed time period, and the applicable Seller Representation is materially untrue or incorrect, then Buyer shall thereafter have the option, by providing notice to Seller (within five (5) days after the date of (x) Seller’s notice to Buyer if Seller does not, in such notice, elect to take action or (y) the expiration of the allowed time period if, in such notice, Seller elects to take action but cannot cure) of Buyer’s election either (i) to terminate this Agreement effective upon the date of Buyer’s notice, in which case the Deposit shall be returned to Buyer, or (ii) to proceed with its purchase of the Property notwithstanding such untrue representation or warranty in which case Buyer shall have irrevocably waived any of rights with respect

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to the untruthfulness of the representation or warranty in question to the extent expressly disclosed in Seller’s notice; provided, however, in the event any Seller Representative becomes untrue or incorrection in any material respect as a result of a breach by Seller of this Agreement, Buyer shall be entitled to all of the rights and remedies set forth in Section 15.1.
Notwithstanding the foregoing, no claim for a breach of any Seller Representation shall be actionable or payable unless (a) the breach in question results from, or is based on, a condition, state of facts or other matter which was not actually known by Buyer prior to Closing or (b) which was included in any of the Documents actually delivered by Seller to Buyer pursuant to Section 4.2 and/or any of the reports actually commissioned and obtained by Buyer prior to Closing. Furthermore, Seller shall have no liability to Buyer for a breach of any Seller Representations unless written notice containing a description of the specific nature of such breach has been given by Buyer to Seller and Buyer shall have commenced an action against Seller with respect to such breach prior to thirty (30) days following the expiration of the Survival Period and the amount of damage suffered by Buyer as a result of such breach, when aggregated with any other breach, is at least $25,000.00 provided, however, in no event shall Seller’s liability with respect to the breach of Seller Representations exceed $150,000.00. The provisions of this Section 7 shall survive the Closing.
8.COVENANTS OF SELLER. From and after the Effective Date, Seller hereby covenants with Buyer as follows:
8.1.Leasing Activities and Expenses. Seller shall not execute and enter into any new lease, license or occupancy agreement for all or some portion of the Land and the Improvements. Commissions of leasing and rental agents and tenant improvement allowances for any leases affecting the Property shall be paid in full at or prior to Closing by Seller, without contribution or proration from Buyer or credited to Buyer at Closing (any such commissions or tenant improvements allowances, “Seller’s Commissions”). Seller hereby indemnifies, protects, defends and holds Buyer, and its successors and assigns (the “Buyer’s Indemnified Parties”), harmless from and against any and all Losses that any or all of the Buyer’s Indemnified Parties actually suffers and incurs as a result of the failure by Seller to timely pay or discharge any of the Seller’s Commissions. Notwithstanding the foregoing, (i) Seller, as tenant (“Tenant”), shall enter into a lease agreement with Buyer, as landlord, pursuant to which Tenant leases the entire Building at Closing, in the form attached hereto as Exhibit C (the “New Lease”), (ii) Seller, shall cause EMCORE CORPORATION, a New Jersey corporation, as guarantor (“Guarantor”), to enter into a guaranty of the New Lease in the form attached hereto as Exhibit D (the “Lease Guaranty”), and (iii) Seller, as landlord, shall execute and deliver, and shall cause Existing Tenant to execute and deliver, a termination of the Existing Lease in the form attached hereto as Exhibit E (the “Lease Termination Agreement”). Seller hereby agrees to indemnify, protect, hold harmless and, if requested by Buyer in Buyer’s sole and absolute discretion, defend (with counsel of Buyer’s choosing) Buyer, its successors and assigns, from any and all Losses to the extent arising out of or in connection with the Existing Lease. Provided Seller and Existing Tenant execute and deliver a consent to sublease agreement in the form attached hereto as Exhibit F (the “Sublease Consent”), Seller, as sublessor, shall be entitled to enter into a new sublease agreement with Existing Tenant, as sublessee, pursuant to which Existing Tenant shall sublease a portion of the Building at Closing, in which event, Buyer shall, at Closing, execute and deliver the Sublease Consent. The provisions of this Section shall survive Closing.
8.2.Contracts. Seller shall, effective at or prior to Closing, terminate any contract that would bind the Property following Closing.
8.3.Operation of Property. From and after the Effective Date and through and including the Closing Date, Seller shall operate and manage the Property in the same manner in which it is being operated as of the Effective Date, maintaining present services, and shall maintain the Property in its same repair and working order; shall keep on hand sufficient materials, supplies, equipment and other personal property for the efficient operation and management of the Property in the manner in which it is being operated as of the Effective Date; and shall perform, when due, all of Seller’s obligations under the Contracts, governmental approvals and other agreements relating to the Property and otherwise in accordance with

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applicable laws, ordinances, rules and regulations affecting the Property. Except as otherwise specifically provided herein, at Closing, Seller shall deliver the Property in substantially the same condition as exists on the Effective Date, reasonable wear and tear and Casualty Damage, and Eminent Domain (as defined in Section 14 hereof) excepted. Seller shall maintain its existing insurance policies with respect to the Buildings continuously in force through and including the Closing Date. Seller shall, to the extent Seller obtains knowledge thereof, promptly notify Buyer of any change in any condition with respect to the Property. Seller shall promptly (and in any event within five (5) business days) deliver any materials, reports, information or other documents that it obtains or discovers after the Effective Date that would constitute a Document to the extent Seller did not, for any reason, deliver such items as part of the Documents. Furthermore, prior to Closing, Seller shall, at Seller’s sole cost, obtain any deed stamps required by the Village of Tinley Park, Illinois (the “Village”) and complete any and all inspections and actions required by the Village in connection therewith or otherwise required by the Village in connection with the conveyance of the Property, including, without limitation, performing any repairs or actions required by City as a result of such inspections. Without limitation, prior to Closing, at Seller’s sole cost and expense, Seller shall perform or cause to be performed all of the repairs set forth in the Village Repair Letter.
8.4.CC&Rs. Seller shall use commercially reasonable efforts to obtain and deliver to Buyer an estoppel certificate from the Declarant under that certain Declaration of Protective Covenants, Conditions, Restrictions and Easements for Tinley Crossings Corporate Center.
8.5.No Assignment. After the Effective Date and prior to Closing, Seller shall not assign, alienate, lien, encumber or otherwise transfer all or any part of the Property or any interest therein. Without limitation of the foregoing, Seller shall not grant any easement, right of way, restriction, covenant or other comparable right affecting the Land or the Improvements without obtaining Buyer’s prior written consent, which consent shall not be unreasonably withheld. Seller shall not market the Property or enter into any agreement, arrangement or understanding, formal or informal, for the sale of the Property, whether conditional or otherwise.
9.CONDITIONS PRECEDENT TO CLOSING. The obligations of Buyer to pay the Purchase Price and close the transaction contemplated herein are subject to the following conditions precedent (the “Conditions Precedent”):
9.1.Representations and Warranties. As of the Closing Date, the representations and warranties made by Seller to Buyer as of the Effective Date shall be true, accurate and correct in all material respects as if specifically remade at that time.
9.2.Title. At Closing, the Title Company shall issue the Title Policy to Buyer insuring Buyer as the fee simple owner of the Land and the Improvements for the full amount of the Purchase Price, which Title Policy shall provide full “extended form” coverage and such endorsements as Buyer requires as Buyer notifies Seller and the Title Company on or prior to the expiration of the Due Diligence Period.
9.3.SNDA. On or prior to the Closing, Seller shall deliver to Buyer a Subordination, Non-Disturbance and Attornment Agreement from Tenant dated within thirty (30) days of Closing, in such form as Buyer’s lender may reasonably require (each, a “SNDA”).
9.4.New Lease. Tenant and Buyer, as landlord, shall enter into the New Lease.
9.5.CO. Tenant shall have completed all actions required to enable the Village to issue a certificate of occupancy for the Property.
Each Condition Precedent is for the sole benefit of Buyer and may be waived at any time by written notice thereof from Buyer to Seller. The waiver of any particular Condition Precedent by Buyer shall not constitute the waiver of any other. In the event of the failure of a Condition Precedent for any reason whatsoever, Buyer may elect, in its sole discretion, to terminate this Agreement in which event the

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Deposit shall be immediately returned to Buyer and neither party shall have any further obligation or liability under this Agreement except as otherwise expressly provided hereunder.
10.SELLER’S CLOSING DELIVERIES. At Closing, Seller shall deliver or cause to be delivered to Buyer the following, in form and substance acceptable to Buyer:
10.1.Deed. The Deed, executed by Seller, in recordable form.
10.2.New Lease. Two (2) originals of the New Lease executed by Tenant, together with one (1) original of the Lease Guaranty executed by Guarantor and any and all certificates of insurance required to be delivered by Tenant to Landlord pursuant to the New Lease.
10.3.Existing Lease. The Lease Termination Agreement, duly executed by Seller and Existing Tenant and, if applicable, the Sublease Consent, duly executed by Seller and Existing Tenant.
10.4.General Assignment. An assignment, executed by Seller, to Buyer of all right, title and interest of Seller and its agents in and to the Intangibles (including, but not limited to, the governmental approvals). On or prior to Closing, Seller shall, at Seller’s sole cost, cause to be assigned to Buyer any and all guarantees and warranties issued with respect to the Improvements, including, but not limited to, any roof warranties, in accordance with their terms such that the same are enforceable by Buyer after Closing.
10.5.Contracts. Seller shall provide evidence acceptable to Buyer of the termination of all management and listing agreements binding upon the Land and the Improvements.
10.6.Closing Statement. A closing statement conforming to the proration and other relevant provisions of this Agreement.
10.7.Closing Certificate. A certificate, signed by Seller, certifying to the Buyer that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the Closing Date and that all covenants required to be performed by Seller prior to the Closing Date have been performed, in all material respects.
10.8.Entity Transfer Certificate. Entity Transfer Certification confirming that Seller is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended. Seller also shall execute and deliver to Buyer and the Title Company a duly executed affirmation reasonably satisfactory to the Title Company and Buyer for the purposes of satisfying the Title Company and Buyer that the transaction is exempt from the withholding requirements under state and local law. If Seller fails to execute the appropriate documents under this subsection, or the transaction is not exempt from withholding requirements of state and local law, Buyer or the Title Company may withhold the amount of such taxes (calculated at the highest rate required or permitted by law) from proceeds otherwise to be paid to Seller at the Closing.
10.9.ALTA Statement. If required by the Title Company, an Owner’s Affidavit and a “gap” affidavit, each executed by Seller and in form and substance acceptable to the Title Company.
10.10.Proof of Authority. Seller shall provide such proof of authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any documents or certificates on behalf of Seller as may be reasonably required by Title Company.
10.11.Property Items. To the extent not previously delivered to Buyer, (i) originals of the assigned Contracts and permits or approvals, (ii) all plans and specifications related to the Land and the Improvements in Seller’s possession and control or otherwise available to Seller, (iii) a current certificate

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of occupancy (or comparable permit or license) with respect to the entirety of the Property and (iv) keys to all locks located in the Property, to the extent in Seller’s possession or control.
10.12.Other. Such other documents and instruments as may reasonably be required by Buyer or the Title Company and that may be reasonably necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties hereto.
11.CLOSING DELIVERIES. At Closing Buyer shall cause the following to be delivered to Seller:
11.1.Purchase Price. The Purchase Price, plus or minus prorations, shall be delivered to the Title Company in escrow for disbursement to Seller.
11.2.New Lease. Two (2) originals of the New Lease executed by Buyer, as landlord;
11.3.Sublease. If applicable, the Sublease Consent, duly executed by Buyer, as landlord.
11.4.Closing Statement. A closing statement conforming to the proration and other relevant portions of this Agreement.
11.5.Other. Such other documents and instruments as may reasonably be required by Seller or the Title Company and that may be reasonably necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties hereto.
12.PRORATIONS AND ADJUSTMENTS. The following shall be prorated and adjusted between Seller and Buyer as of the Closing Date, except as otherwise specified:
12.1.Security Deposits. The amount of all cash security and any other cash tenant deposits required to be made by Tenant under the New Lease shall be credited to Buyer.
12.2.Utilities and Operating Expenses. The readings and billings for utilities will be made if possible as of the day before the Closing Date, in which case Seller shall pay all such bills and no proration shall be made at the Closing with respect to utility bills. Otherwise, water, electricity, sewer, gas, telephone and other utility charges based, to the extent practicable, on final meter readings and final invoices, shall be prorated at Closing.
12.3.Contracts. Amounts paid or payable under the Contracts assumed by Buyer shall be prorated.
12.4.Assessments. All assessments, general or special, shall be prorated as of the Closing Date, with Seller being responsible for any installments of assessments that are due and payable prior to the Closing Date and Buyer being responsible for any installments of assessments that are due and payable on or after the Closing Date.
12.5.Taxes. All ad valorem real estate and personal property taxes with respect to the Land and the Improvements shall be prorated as of the Closing Date, based on an accrual basis for the calendar year in which the Closing occurs (and prior years not yet due and payable), such that Seller shall pay all such taxes attributable to calendar year 2021 and that portion of calendar year 2022 taxes allocable to the period prior to the Closing Date regardless of when due and payable and Buyer shall be responsible for all such taxes for calendar year 2022 attributable to the period from and after the Closing Date.
12.6.Rent. The portion of base and additional rent owing under the New Lease from Tenant to Buyer, as landlord, for the month of Closing and allocable to the portion of such month occurring after Closing shall be credited by Seller to Buyer on behalf of Tenant.

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12.7.Other. Such other items as are customarily prorated in transactions of this nature shall be ratably prorated.
For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date. The amount of such prorations shall be adjusted in cash after Closing, as and when complete and accurate information becomes available. Seller and Buyer agree to cooperate and use their good faith and diligent efforts to make such adjustments no later than 30 days after the Closing, or as soon as is reasonably practicable if and to the extent that the required final proration information is not available within such 30-day period. Items of income and expense for the period prior to the Closing Date will be for the account of Seller and items of income and expense for the period on and after the Closing Date will be for the account of Buyer, all as determined by the accrual method of accounting. Bills received after Closing that relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid by Seller. Any amounts not so paid by Seller may be set off against amounts (if any) otherwise due Seller hereunder. The obligations of the parties pursuant to this Section 12 shall survive the Closing and shall not merge into any documents of conveyance delivered at Closing.
13.CLOSING EXPENSES. Buyer will pay the costs of any endorsements to the Title Policy and one-half the costs of any escrows hereunder. Seller shall pay the entire cost of the basic premium for the Title Policy, the cost of the Survey, the cost of all state, county and municipal transfer taxes, any pre-payment penalties associated with the payment of any indebtedness encumbering the Land or the Improvements, any expenses relating to the assignment of the existing warranties to Buyer, the cost of recording the Deed, and one-half of the cost of any escrows hereunder.
14.DESTRUCTION, LOSS OR DIMINUTION OF PROJECT. Notwithstanding anything to the contrary set forth in this Agreement, if, prior to Closing, either (a) $400,000.00 or more of damage is caused to the Property as a result of any earthquake, hurricane, tornado, flood, landslide, fire, act of war, terrorism, terrorist activity or other casualty, or any portion of the Property equal to or greater than such amount is taken (or is threatened to be taken) under the power or threat of eminent domain (temporarily or permanently), (b) material access to the Property, or a material portion of the parking is destroyed as a result of a casualty or is taken (or is threatened to be taken) under the power or threat of eminent domain (temporarily or permanently) or (c) any portion of the Property is rendered untenantable or is taken (or threatened to be taken) under the power or threat of eminent domain (temporarily or permanently) such that the use of the balance of the Property is materially impaired (any event under subsections (a) through (c) of this Section 14 being a “Material Change”), then, in any such event, Buyer may elect to terminate this Agreement by giving written notice to Seller of its election to terminate this Agreement (a “Material Event Termination Notice”) on or before the 30th day after Buyer receives written notice of such destruction, taking or threatened taking. Buyer, at its option and in its sole discretion, may extend the Closing Date to allow Buyer such full 30-day period to determine if Buyer elects to issue a Material Event Termination Notice. If Buyer does not give (or has no right to give) a Material Event Termination Notice within such 30-day period, then (i) this transaction shall close as set forth in this Agreement, (ii) Buyer shall pay the full Purchase Price (subject to clause (iv) below), (iii) Seller shall assign to Buyer the proceeds of any insurance policies payable to Seller (or shall assign the right or claim to receive such proceeds after Closing), or Seller’s right to or portion of any condemnation award (or payment in lieu thereof), and (iv) the amount of any deductible or self-insured or uninsured amount shall be a credit against the Purchase Price. If Buyer timely delivers a Material Event Termination Notice pursuant to this section, the Deposit shall be immediately returned to Buyer and neither party shall have any further obligation or liability under this Agreement except as otherwise expressly provided hereunder. Seller shall not settle or compromise any insurance claim or condemnation action without the prior written consent of Buyer, and Buyer shall have the option to participate in any such claim or action. Seller shall obtain Buyer’s prior approval (which shall not be unreasonably withheld, delayed or conditioned) with respect to (Y) the repair of any Material Change (including the plans, contracts and contractors for such repair work), and (Z) the repair of any other casualty or condemnation if such repair will not be fully and

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completed repaired prior to the Closing. In the event that Buyer is not entitled pursuant to this Section 14 to terminate the Agreement, or otherwise elects to not terminate this Agreement, as a result of any Casualty Damage or Eminent Domain, Tenant shall have no right to terminate the New Lease and the New Lease shall be and remain in full force and effect at Closing notwithstanding any such Casualty Damage or Eminent Domain.
15.DEFAULT.
15.1.Default by Seller. If Seller fails to perform any of the covenants and agreements contained herein to be performed by Seller within the time for performance as specified herein (including Seller’s obligation to close), Buyer may elect either to (i) terminate Buyer’s obligations under this Agreement by written notice to Seller, in which event the Deposit shall be returned immediately to Buyer and Seller shall reimburse Buyer for Buyer’s actual out-of-pocket costs and expenses (including reasonable attorneys’ fees, costs and disbursements) related to the negotiation of this Agreement and the transactions contemplated hereby and Buyer’s due diligence, up to a maximum of $50,000.00; or (ii) file an action for specific performance. Seller agrees that in the event Buyer elects (ii) above, Buyer shall not be required to post a bond or any other collateral with the court or any other party as a condition to Buyer’s pursuit of an action. Seller hereby covenants and agrees that in the event that a default on the part of Seller hereunder is willful in nature, Buyer may (in addition to any and all other remedies of Buyer hereunder) file an action for damages actually suffered by Buyer by reason of Seller’s defaults hereunder (including, but not limited to, attorneys’ fees, engineering fees, fees of environmental consultants, appraisers’ fees, and accountants’ fees incurred by Buyer in connection with this Agreement and any action hereunder). Nothing in this Section 15.1 shall be deemed to in any way to limit or prevent Buyer from exercising any right of termination provided to Buyer elsewhere in this Agreement or limit the rights and remedies of Buyer with respect to any terms, conditions or covenants that expressly survive the termination of this Agreement. Notwithstanding the foregoing, in the event Seller defaults in any of its post-closing obligations or any obligations that survive Closing or a termination of this Agreement, Buyer shall have all of its remedies at law and in equity on account of such default. The provisions of Section shall survive any termination of this Agreement.
15.2.Default by Buyer. SELLER AND BUYER AGREE THAT, IF THE BUYER FAILS TO CONSUMMATE THE PURCHASE AND SALE OF THE PROPERTY IN BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT (A “CLOSING DEFAULT”), SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY, SHALL BE ENTITLED TO TERMINATE THIS AGREEMENT AND UPON TERMINATION THE DEPOSIT SHALL BE PAID TO SELLER AS LIQUIDATED DAMAGES AND AS SELLER’S SOLE REMEDY. SELLER AND BUYER AGREE THAT, UNDER THE CIRCUMSTANCES EXISTING AS OF THE EFFECTIVE DATE, ACTUAL DAMAGES MAY BE DIFFICULT TO ASCERTAIN AND THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT WILL BE INCURRED BY SELLER AS A RESULT OF A CLOSING DEFAULT. Notwithstanding the foregoing, in the event Buyer defaults in any of its post-closing obligations or any obligations other than the obligation to close the purchase of the Property, Seller shall have all of its remedies at law or in equity on account of such default.
16.SUCCESSORS AND ASSIGNS; TAX-DEFERRED EXCHANGE. The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and assigns; provided, however, no conveyance, assignment or transfer of any interest whatsoever of, in or to the Property or of this Agreement shall be made by Seller or Buyer during the term of this Agreement, except Seller may assign all or any of its right, title and interest under this Agreement to any third party intermediary (an “Intermediary”) in connection with a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code (an “Exchange”). Buyer may not assign this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, without the consent of Seller, Buyer may assign all or any of its right, title and interest under this Agreement to: (i) an Intermediary in connection with an Exchange; (ii) any affiliate or subsidiary of Buyer; or (iii) any joint venture partnership, limited liability company or other entity in which Buyer or any affiliate or subsidiary of

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Buyer has an interest or manages or advises. In the event of an assignment of this Agreement by Buyer, its assignee shall be deemed to be the Buyer hereunder for all purposes hereof, and shall have all rights of Buyer hereunder (including, but not limited to, the right of further assignment), but the assignor shall not be released from liability hereunder. In the event either party elects to assign this Agreement to an Intermediary, the other party shall reasonably cooperate with the assigning party (without incurring any additional liability or any additional third party expenses) in connection with such election and the consummation of the Exchange, including without limitation, by executing an acknowledgment of the assigning party’s assignment of this Agreement to the Intermediary.
17.NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Buyer as follows:
    Seller:                EMCORE Chicago Inertial Corporation
                    c/o EMCORE Corporation
                    Attn: General Counsel
                    2015 Chestnut St.
                    Alhambra, CA 91803
                    Email: legal@emcore.com

    With a copy to
    its attorneys:            Pillsbury Winthrop Shaw Pittman LLP
Attn: Adam J. Weaver
909 Fannin, Suite 2000
Houston, TX 77010
Email: adam.weaver@pillsburylaw.com

    Buyer:                c/o High Street Logistics Properties, LLC
1S450 Summit Avenue, Suite 250
Oakbrook Terrace, Illinois 60181
Attn: Adam Naparsteck
Email: anaparsteck@highstreetlp.com

    With a copy to
    its attorneys:            Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, Illinois 60606
Attn:    Jeremy Bunnow
Email:     jeremy.bunnow@bfkn.com

Notices shall be deemed properly delivered and received: (i) the same day when personally delivered; or (ii) one day after deposit with Federal Express or other comparable commercial overnight courier; or (iii) the same day when sent by electronic mail.
18.BENEFIT. This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in Section 16 and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.
19.LIMITATION OF LIABILITY. Upon the Closing, Buyer shall neither assume nor undertake to pay, satisfy or discharge any liabilities, obligations or commitments of Seller other than those specifically agreed to between the parties and set forth in this Agreement. Except with respect to the foregoing obligations, Buyer shall not assume or discharge any debts, obligations, liabilities or commitments of Seller, whether accrued now or hereafter, fixed or contingent, known or unknown.

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20.BROKERAGE. Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction and/or the New Lease other than CBRE, Inc. (“Broker”). Seller shall pay a broker’s commission to Broker provided the parties proceed to Closing pursuant to a separate agreement between Seller and Broker. Seller and Buyer each hereby indemnify, protect and defend and hold the other harmless from and against all Losses, resulting from the claims of any broker, finder, or other such party, claiming by, through or under the acts or agreements of the indemnifying party. The obligations of the parties pursuant to this Section 20 shall survive the Closing or any earlier termination of this Agreement.
21.MISCELLANEOUS.
21.1.Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals, in each case with respect to the transaction contemplated herein, are hereby superseded and rendered null and void and of no further force and effect and are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.
21.2.Time of the Essence. Time is of the essence of this Agreement.
21.3.Legal Holidays. If any date herein set forth for the performance of any obligations by Seller or Buyer or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed for observance thereof in the State in which the Property is located.
21.4.Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement. The headings of various sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.
21.5.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of in which the Land is located.
21.6.Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.
21.7.Permitted Termination. In the event that Buyer exercises any right it may have hereunder to terminate this Agreement, the Deposit shall be immediately returned to Buyer and neither party shall have any further obligation or liability under this Agreement except as otherwise expressly provided hereunder.
21.8.Bulk Sales. Seller shall comply with the bulk transfer provisions of the state in which the Property is located or similar laws and indemnify, protect, defend and hold harmless Buyer for any Loss related thereto. Without limiting the generality of the foregoing, not later than twenty (20) days prior to the Closing Date, Seller shall file, and provide Buyer with evidence of the filing of, a “Notice of Sale/Purchase of Business Assets” with the Illinois Department of Revenue (the “IDR”) in connection with the requirements of (i) the Illinois Income Tax Act, 35 ILCS 5/902(d) as amended, and (ii) Section 5j of the Illinois Retailers’ Occupation Tax Act, 35 ILCS 120/5j, as amended (collectively, “the Illinois Tax Act”). In the event that the IDR either (i) issues a certificate(s) requiring withholding under the Illinois Tax Act

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with respect to the Closing (the “Certificate”) or (ii) fails to issue the Certificate, then Buyer shall be entitled to withhold the amounts required pursuant to the Certificate or, in the event the Certificate is not issued, such other amounts necessary to comply with the requirements of the Illinois Tax Act (the “Withholding Amounts”) from the payment of the Purchase Price, which Withholding Amount shall be deposited at Closing with Escrowee pursuant to escrow instructions reasonably acceptable to Seller and Buyer that shall provide for the release of the Withholding Amounts (including, without limitation, all earnings thereon) to Seller only upon the furnishing of a bulk sales release of stop order or other evidence that no further sums are required to be withheld by the IDR under the Illinois Tax Act. Seller and Buyer shall reasonably cooperate in obtaining any such evidence and in causing the Withholding Amounts to be paid by Escrowee to Seller upon the furnishing of such evidence.
21.9.Attorney’s Fees. If litigation or arbitration is required by either party to enforce or interpret the terms of this Agreement or any closing documents delivered in connection with this Agreement, the substantially prevailing party of such action or arbitration shall, in addition to all other relief granted or awarded by the court or arbitrator, be awarded costs and reasonable attorneys’ fees, charges and disbursements (including those of in-house counsel) and expert witnesses fees and costs incurred by reason of such action or arbitration and those incurred in preparation thereof at both the trial or arbitration and appellate levels.
21.10.Waiver of Trial by Jury. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF THIS CONTRACT.
The provisions of this Section 21 shall survive the Closing and any termination of this Agreement.
[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.
SELLER:

EMCORE CHICAGO INERTIAL CORPORATION, a Delaware corporation

By:     /s/ Ryan Hochgesang
Name:        Ryan Hochgesang
Its:         VP, General Counsel

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BUYER:

HSRE FUND VII HOLDING COMPANY, LLC, a Delaware limited liability company

By:     /s/ Andrew M. Zgetowicz
Name:     Andrew M. Zgetowicz
Its:     Chief Investment Officer

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